EXHIBIT 99.1

Hanmi Reports Fourth Quarter 2018 Results

2018 Fourth Quarter and Full Year Highlights:

  Fourth quarter net income of $11.4 million, or $0.37 per diluted share, down from $16.1 million, or $0.50 per diluted share from the prior quarter; Full year 2018 net income of $57.9 million, or $1.79 per diluted share, compared with $54.7 million, or $1.69 per diluted share in 2017.
    Income tax expense for the quarter includes a net charge of $2.7 million, or $0.09 per diluted share, reflecting changes in the valuation of deferred tax assets.
  Loans and leases receivable of $4.60 billion, up 1.6% in the fourth quarter on an annualized basis and up 6.9% year-over-year.
  Deposits of $4.75 billion, up 11.6% in the fourth quarter on an annualized basis and up 9.2% year-over-year driven by an increase of $385 million in time deposits; Loan-to-deposit ratio declined to 96.9% from 99.3% in the prior quarter and 99.0% a year ago.
  Excellent asset quality; nonperforming assets at 0.29% of total assets and net charge-offs of 0.07% for the year; allowance to loans and leases at 0.70%.
  Fourth quarter net interest income was $45.6 million, up 0.7% from the prior quarter (includes FHLB special dividend and loan prepayment penalties of $0.6 million); for the full year, net interest income was $181.0 million compared with $176.8 million last year.
  Fourth quarter net interest margin was 3.51%, up 3 basis points from the prior quarter; net interest margin for the full year was 3.57% compared with 3.82% last year; the FHLB special dividend and loan prepayment penalties represent 5 basis points of the fourth quarter net interest margin.
  Fourth quarter noninterest income was $6.3 million, up 1.4% from the prior quarter; for the full year, noninterest income was $24.5 million compared with $33.4 million last year.
  Fourth quarter noninterest expense of $29.3 million, up 1.0% from the prior quarter, included $0.4 million related to branch closures and staff reductions; noninterest expense for the full year was $117.6 million compared with $114.1 million last year.
  Return on average assets was 0.83% and return on average equity was 7.92% for the fourth quarter; Full year return on average assets and average equity was 1.08% and 10.07%, respectively.
  Repurchased approximately 5.0% or 1.6 million shares, of Hanmi common stock under the previously announced share repurchase program; tangible common equity ratio remains strong at 9.84%

LOS ANGELES, Jan. 15, 2019 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported net income for the 2018 fourth quarter of $11.4 million, or $0.37 per diluted share, compared with $16.1 million, or $0.50 per diluted share for the 2018 third quarter and $11.5 million, or $0.36 per diluted share for the 2017 fourth quarter.

For the 2018 year, net income was $57.9 million, or $1.79 per diluted share, compared with $54.7 million, or $1.69 per diluted share, for 2017.

During the fourth quarter, Hanmi recorded charges for a state deferred tax asset valuation allowance and the finalization of the re-measurement of deferred tax assets due to the change in the 2018 Federal corporate tax rate. This was partially offset by a benefit due to the lapse of the statute of limitations for certain unrecognized tax benefits. As a result, income tax expense increased by $2.7 million and reduced fourth quarter earnings by approximately $0.09 per diluted share.

C. G. Kum, Chief Executive Officer, said, “Our results in the fourth quarter reflect our strategic decision to moderate loan growth, protect net interest margin and reduce expenses given the increasingly challenging banking environment. Although net interest income increased in the quarter, one-time income tax adjustments and a higher loan loss provision resulted in a sequential decline in net income. Consistent with our previously announced growth strategy, our loan and lease portfolio increased slightly from the prior quarter and grew 6.9% for the year, with net interest margin remaining relatively stable. Credit quality continues to be excellent with non-performing assets to total assets at just 29 basis points. Underpinning our cost management initiatives are staff reductions and the rationalization of our branch network. During the quarter we closed two branches and opened one new branch. We also have four additional branch closures scheduled in the first quarter of 2019. In total, we continue to expect our cost management initiatives will reduce non-interest expenses by at least $5 million, or approximately $0.12 per share, in 2019.”

Mr. Kum concluded, “During the fourth quarter we purchased 1.2 million shares of our common stock. This completed the previously authorized stock repurchase program of up to 5%, or 1.6 million shares at an average price of $22.57 per share. Notwithstanding these actions, Hanmi’s tangible common equity ratio remains very strong at 9.84% as do all of our regulatory capital ratios. I believe the share repurchase highlights our confidence in the Hanmi franchise and we see buying shares at this level as a timely and appropriate use of our capital resources.”

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	December 31,	September 30,	June 30,	March 31,	December 31,	Q4-18	Q4-18
	2018	2018	2018	2018	2017	vs. Q3-18	vs. Q4-17

Net income	$11,385	$16,081	$15,548	$14,855	$11,500	$(4,696)	$(115)
Net income per diluted common share	$0.37	$0.50	$0.48	$0.46	$0.36	$(0.13)	$0.01

Assets	$5,502,219	$5,487,042	$5,415,202	$5,305,641	$5,210,485	$15,177	$291,734
Loans and leases receivable	$4,600,540	$4,582,883	$4,542,126	$4,413,557	$4,304,458	$17,657	$296,082
Deposits	$4,747,235	$4,614,422	$4,426,535	$4,378,101	$4,348,654	$132,813	$398,581

Return on average assets	0.83%	1.17%	1.17%	1.16%	0.88%	-0.34	-0.05
Return on average stockholders' equity	7.92%	10.91%	10.81%	10.65%	8.12%	-2.99	-0.20

Net interest margin (1)	3.51%	3.48%	3.60%	3.70%	3.79%	0.03	-0.28
Efficiency ratio (2)	56.40%	56.28%	57.80%	58.36%	54.16%	0.12	2.24

Tangible common equity to tangible assets (3)	9.84%	10.15%	10.35%	10.43%	10.58%	-0.30	-0.74
Tangible common equity per common share (3)	$17.47	$17.31	$17.20	$16.98	$16.96	$0.16	$0.51

(1) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.
(2) Noninterest expense divided by net interest income plus noninterest income.
(3) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income was $45.6 million for the fourth quarter of 2018 compared with $45.3 million for the third quarter of 2018. Fourth quarter interest and fees on loans and leases increased 2.8%, or $1.6 million, from the preceding quarter due to an increase in the average yield and an increase in loan prepayment fees. In addition, borrowing costs decreased $0.8 million in the fourth quarter as deposits increased and borrowings declined.  However, these benefits were partially offset by an increase in interest expense on deposits of 20.9%, or $2.4 million, from the preceding quarter due to a 6.1% increase in average interest-bearing deposits.

Net interest income of $181.0 million for the full year in 2018 increased 2.4% compared with $176.8 million for the full year in 2017.

The year-over-year improvement in net interest income reflects an increase in average yield on higher average loan and lease balances offset by an increase in interest expense on average deposits.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-18	Q4-18
Net Interest Income	2018	2018	2018	2018	2017	vs. Q3-18	vs. Q4-17

Interest and fees on loans and leases(1)	$57,947	$56,361	$53,708	$51,574	$52,176	2.8%	11.1%
Interest on securities	3,278	3,238	3,198	3,105	3,194	1.2%	2.6%
Dividends on FHLB stock	555	286	283	289	289	94.1%	92.0%
Interest on deposits in other banks	179	151	133	114	125	18.5%	43.2%
Total interest and dividend income	$61,959	$60,036	$57,322	$55,082	$55,784	3.2%	11.1%

Interest on deposits	14,139	11,694	9,465	7,785	7,402	20.9%	91.0%
Interest on borrowings	420	1,264	1,015	679	363	-66.8%	15.7%
Interest on subordinated debentures	1,754	1,749	1,728	1,694	1,676	0.3%	4.7%
Total interest expense	16,313	14,707	12,208	10,158	9,441	10.9%	72.8%
Net interest income	$45,646	$45,329	$45,114	$44,924	$46,343	0.7%	-1.5%

(1) Includes loans held for sale.

Net interest margin on a tax equivalent basis was 3.51% for the fourth quarter of 2018 compared with 3.48% for the third quarter of 2018, up three basis points primarily due to an increase in prepayment fees (two basis points) and a FHLB special dividend (two basis points), partially offset by higher costs of deposits. For the full year, net interest margin was 3.57% compared with 3.82% for 2017.

The average earning asset yield (tax equivalent) was 4.76% for the fourth quarter of 2018 compared with 4.60% for the third quarter of 2018. The 16 basis point increase was due to the increase in average yields for loans and leases receivable and the FHLB special dividend. Full year yields increased 11 basis points year-over-year to 4.62%.

The cost of interest-bearing liabilities was 1.83% for the fourth quarter of 2018 compared with 1.66% for the third quarter of 2018. The 17 basis point increase was primarily due to a 6.1% increase in interest bearing deposits and a 20 basis point increase in the average rate paid on interest bearing deposits. For 2018, the cost of interest-bearing liabilities was 1.55% compared to 1.04% for the full year 2017, reflecting the rising interest rate environment throughout the past year.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-18	Q4-18
Average Earning Assets and Interest-bearing Liabilities	2018	2018	2018	2018	2017	vs. Q3-18	vs. Q4-17
Loans and leases receivable (1)	$4,544,722	$4,551,284	$4,414,217	$4,310,964	$4,227,259	-0.1%	7.5%
Securities	581,550	589,939	591,493	588,738	611,181	-1.4%	-4.8%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	34,301	30,368	28,831	32,401	36,386	13.0%	-5.7%
Average interest-earning assets	$5,176,958	$5,187,976	$5,050,926	$4,948,488	$4,891,211	-0.2%	5.8%

Demand: interest-bearing	$89,971	$92,090	$92,552	$91,378	$90,646	-2.3%	-0.7%
Money market and savings	1,510,428	1,377,739	1,412,118	1,478,795	1,513,408	9.6%	-0.2%
Time deposits	1,751,429	1,687,827	1,553,692	1,440,382	1,408,227	3.8%	24.4%
Average interest-bearing deposits	3,351,828	3,157,656	3,058,362	3,010,555	3,012,281	6.1%	11.3%
Borrowings	65,217	240,054	214,066	179,000	119,946	-72.8%	-45.6%
Subordinated debentures	117,728	117,584	117,456	117,323	117,198	0.1%	0.5%
Average interest-bearing liabilities	$3,534,773	$3,515,294	$3,389,884	$3,306,878	$3,249,425	0.6%	8.8%

(1) Includes loans held for sale.

	For the Three Months Ended					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-18	Q4-18
Average Yields and Rates	2018	2018	2018	2018	2017	vs. Q3-18	vs. Q4-17
Loans and leases receivable(1)	5.06%	4.91%	4.88%	4.85%	4.90%	0.15	0.16
Securities (2)	2.37%	2.31%	2.29%	2.24%	2.37%	0.06	0.00
FHLB stock	13.44%	6.93%	6.93%	7.15%	7.00%	6.51	6.44
Interest-bearing deposits in other banks	2.07%	1.97%	1.85%	1.43%	1.36%	0.10	0.71
Interest-earning assets	4.76%	4.60%	4.57%	4.53%	4.56%	0.16	0.20

Interest-bearing deposits	1.67%	1.47%	1.24%	1.05%	0.97%	0.20	0.70
Borrowings	2.56%	2.09%	1.90%	1.54%	1.20%	0.47	1.36
Subordinated debentures	5.94%	5.92%	5.87%	5.77%	5.70%	0.02	0.24
Interest-bearing liabilities	1.83%	1.66%	1.44%	1.25%	1.15%	0.17	0.68

Net interest margin (taxable equivalent basis)	3.51%	3.48%	3.60%	3.70%	3.79%	0.03	-0.28

Cost of deposits	1.20%	1.04%	0.87%	0.73%	0.68%	0.16	0.52

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

For the fourth quarter of 2018, the loan and lease loss provision was $3.0 million compared with $0.2 million for the preceding quarter, and $0.2 million for fourth quarter 2017.  Fourth quarter noninterest income increased 1.4% to $6.3 million from $6.2 million for the third quarter, primarily due to a $0.1 million increase in service charges on deposit accounts and a $0.1 million increase in other operating income. This was partially offset by a $0.1 million decrease in gain on sale of SBA loans. Gains on sales of SBA loans were $1.0 million for the fourth quarter 2018, down from $1.1 million for the preceding quarter reflecting lower trade premiums. The volume of SBA loans sold for the 2018 fourth quarter and third quarter were $17.9 million and $19.8 million, respectively.

Noninterest income was $24.5 million for the full year 2018 compared with $33.4 million for 2017 primarily due to lower gain on sale of SBA loans and securities and a decrease in disposition gains on PCI loans.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-18	Q4-18
Noninterest Income	2018	2018	2018	2018	2017	vs. Q3-18	vs. Q4-17
Service charges on deposit accounts	$2,648	$2,513	$2,328	$2,511	$2,729	5.4%	-3.0%
Trade finance and other service charges and fees	1,167	1,128	1,149	1,173	1,047	3.5%	11.5%
Servicing income	630	673	421	662	564	-6.4%	11.7%
Bank-owned life insurance income	288	285	256	277	285	1.1%	1.1%
Other operating income	584	462	305	285	636	26.4%	-8.2%
Service charges, fees & other	5,317	5,061	4,459	4,908	5,261	5.1%	1.1%

Gain on sale of SBA loans	983	1,114	1,408	1,448	2,056	-11.8%	-52.2%
Disposition gain on PCI loans	-	21	11	133	91	-100.0%	-100.0%
Net gain (loss) on sales of securities	-	19	67	(428)	275	-100.0%	-100.0%
Total noninterest income	$6,300	$6,215	$5,945	$6,061	$7,683	1.4%	-18.0%

During the fourth quarter, noninterest expense increased 1.0% to $29.3 million from $29.0 million in the third quarter primarily due to a $0.9 million increase in other operating expenses, a $0.5 million increase in advertising and promotion and a $0.4 million increase in occupancy and equipment. This was partially offset by a decrease of $1.6 million in salaries and benefits and $0.5 million in merger and integration costs. Included in fourth quarter noninterest expense is approximately $0.4 million in charges related to the closure of two branches and staff reductions in the quarter. The increase in advertising was due to the timing of various marketing campaigns while the increase in data processing, professional fees and other operating expenses represents investments in technology and the new accounting standard for credit losses. The reduction in salary and benefits was primarily related to lower incentive compensation. As a result of the increase in noninterest expenses outpacing the increase in revenues (noninterest income and net interest income) for the quarter, the efficiency ratio increased slightly to 56.40% in the fourth quarter from 56.28% in the prior quarter.

Noninterest expenses for the year ended December 31, 2018 were $117.6 million, reflecting an increase of $3.5 million from the year ended December 31, 2017 stemming mostly from increased salaries and employee benefits expense, higher professional fees and other operating expenses, and merger and integration costs incurred during the second and third quarter of 2018. The efficiency ratio for full year 2018 was 57.20% compared to 54.28% for the prior year.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-18	Q4-18
	2018	2018	2018	2018	2017	vs. Q3-18	vs. Q4-17
Noninterest Expense
Salaries and employee benefits	$15,845	$17,436	$17,453	$18,702	$17,270	-9.1%	-8.3%
Occupancy and equipment	4,105	3,685	4,082	4,072	3,997	11.4%	2.7%
Data processing	1,894	1,745	1,554	1,678	1,812	8.5%	4.5%
Professional fees	1,969	1,626	1,214	1,369	1,552	21.1%	26.9%
Supplies and communication	797	805	693	708	778	-1.0%	2.4%
Advertising and promotion	1,316	814	1,034	876	988	61.7%	33.2%
Merger and integration costs	-	466	380	-	-	-100.0%	0.0%
Other operating expenses	3,751	2,872	2,854	2,273	2,961	30.6%	26.7%
subtotal	29,677	29,449	29,264	29,678	29,358	0.8%	1.1%

Other real estate owned expense (income)	(378)	(441)	246	79	(100)	-14.3%	278.0%
Total noninterest expense	$29,299	$29,008	$29,510	$29,757	$29,258	1.0%	0.1%

Hanmi recorded a provision for income taxes of $8.2 million for the fourth quarter of 2018, representing an effective tax rate of 41.9%, compared with $6.3 million, representing an effective tax rate of 28.0%, for the third quarter. The increased tax provision for the quarter includes a net charge of $2.7 million, reflecting charges for a state deferred tax asset valuation allowance and the finalization of the re-measurement of deferred tax assets due to the change in the Federal corporate tax rate, offset by a benefit due to the lapse of the statute of limitations for certain unrecognized tax benefits.

For the full years ended December 31, 2018 and 2017, Hanmi recorded a provision for income taxes of $26.1 million and $40.6 million, respectively, representing effective tax rates of 31.1% and 42.6%, respectively. The year-over-year decrease was a result of the lower Federal corporate tax rate beginning in 2018.

Financial Position
Total assets were $5.50 billion at December 31, 2018, a 0.3% increase from $5.49 billion at September 30, 2018. The increase in total assets was primarily due to an increase in loans and leases receivable.

Loans and leases receivable, before the allowance for loan and lease losses, were $4.60 billion at December 31, 2018, up 0.4% from $4.58 billion at the end of the prior quarter. Loans held for sale, representing the guaranteed portion of SBA loans, were $9.4 million at December 31, 2018 compared with $4.5 million at the end of the third quarter.

Loans and leases receivable, before the allowance for loan and lease losses, increased 6.9% from $4.30 billion at December 31, 2017, primarily due to production.

	As of (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-18	Q4-18
	2018	2018	2018	2018	2017	vs. Q3-18	vs. Q4-17
Loan and Lease Portfolio
Commercial real estate loans	$3,257,792	$3,275,382	$3,241,348	$3,122,745	$3,069,063	-0.5%	6.1%
Residential real estate loans	500,563	516,968	539,861	545,053	521,852	-3.2%	-4.1%
Commercial and industrial loans	429,903	396,383	396,522	409,380	399,197	8.5%	7.7%
Lease receivable	398,858	379,455	350,578	321,480	297,286	5.1%	34.2%
Consumer loans	13,424	14,695	13,817	14,899	17,060	-8.6%	-21.3%
Loans and leases receivable	4,600,540	4,582,883	4,542,126	4,413,557	4,304,458	0.4%	6.9%
Loans held for sale	9,390	4,455	5,349	6,008	6,394	110.8%	46.9%
Total loans and leases	$4,609,930	$4,587,338	$4,547,475	$4,419,565	$4,310,852	0.5%	6.9%

New loan and lease production for the 2018 fourth quarter was $246.2 million while payoffs, amortization and net line utilization totaled $206.6 million compared with $262.4 million and $222.2 million, respectively, for the fourth quarter last year. Fourth quarter 2018 new loan and lease production was comprised of $87.5 million of commercial real estate loans, $68.1 million of commercial and industrial loans, $30.8 million of SBA loans, $59.0 million of commercial leases and $0.8 million of consumer loans. There were no loan purchases in the fourth quarter, compared to $105.0 million in the fourth quarter last year. For the fourth quarter of 2018, commercial real estate loans as a percentage of loans and leases receivable decreased to 70.8% compared with 71.3% for the same period last year.

Bonnie Lee, President and Chief Operating Officer, said, “While total loan and lease production increased on a sequential quarter basis, our portfolio of loans and leases grew modestly during the quarter due to elevated loan prepayments. Consistent with our strategy, fourth quarter production activity reflected our shifting emphasis towards higher-yielding categories with strong asset quality such as equipment leases, while reducing our exposure to lower yielding assets including single family residential loans. As a result, average loan and lease yields improved to above 5% even after adjusting for prepayment fees in the quarter. In addition, solid deposit gathering activities led to an 11.6% increase in total deposits on an annualized basis which helped reduce our loan-to-deposit ratio to 96.9% at year-end compared with 99.0% a year ago.”

Deposits increased 2.9% to $4.75 billion at the end of the fourth quarter from $4.61 billion at the end of the preceding quarter. Money market and savings deposits and time deposits led this growth with increases of 6.4% and 4.0%, respectively. The loan-to-deposit ratio at December 31, 2018 decreased to 96.9% from 99.3% in the third quarter.

Deposits increased 9.2% from $4.35 billion at the end of the fourth quarter last year, as time deposits and money market and savings deposits increased 27.2% and 3.0%, respectively, from a year ago.

	As of (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-18	Q4-18
	2018	2018	2018	2018	2017	vs. Q3-18	vs. Q4-17
Deposit Portfolio
Demand: noninterest-bearing	$1,284,530	$1,313,777	$1,350,383	$1,352,162	$1,312,274	-2.2%	-2.1%
Demand: interest-bearing	87,582	90,586	105,825	93,591	92,948	-3.3%	-5.8%
Money market and savings	1,573,622	1,478,631	1,381,038	1,469,010	1,527,100	6.4%	3.0%
Time deposits	1,801,501	1,731,428	1,589,289	1,463,338	1,416,332	4.0%	27.2%
Total deposits	$4,747,235	$4,614,422	$4,426,535	$4,378,101	$4,348,654	2.9%	9.2%

At December 31, 2018, stockholders’ equity was $552.6 million, compared with $567.7 million at September 30, 2018. Tangible common stockholders’ equity was $540.4 million, or 9.84% of tangible assets, compared with $555.5 million, or 10.15% of tangible assets at the end of the third quarter. Tangible book value per share increased to $17.47 from $17.31 in the prior quarter.

Hanmi continues to be well capitalized, with a preliminary Tier 1 risk-based capital ratio of 11.74% and a Total risk-based capital ratio of 14.55% at December 31, 2018, versus 12.21% and 15.01%, respectively, for the third quarter.

	As of					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-18	Q4-18
	2018	2018	2018	2018	2017	vs. Q3-18	vs. Q4-17
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	14.55%	15.01%	15.17%	15.43%	15.50%	-0.46	-0.95
Tier 1 risk-based capital	11.74%	12.21%	12.35%	12.52%	12.55%	-0.47	-0.81
Common equity tier 1 capital	11.32%	11.79%	11.93%	12.09%	12.19%	-0.47	-0.87
Tier 1 leverage capital ratio	10.19%	10.53%	10.83%	10.88%	10.79%	-0.34	-0.6
Hanmi Bank
Total risk-based capital	14.19%	14.76%	14.86%	15.13%	15.20%	-0.57	-1.01
Tier 1 risk-based capital	13.48%	14.05%	14.15%	14.39%	14.47%	-0.57	-0.99
Common equity tier 1 capital	13.48%	14.05%	14.15%	14.39%	14.47%	-0.57	-0.99
Tier 1 leverage capital ratio	11.62%	12.11%	12.42%	12.51%	12.44%	-0.49	-0.82

(1) Preliminary ratios for December 31, 2018

Hanmi declared a cash dividend of $0.24 per common share on its common stock in the fourth quarter. The dividend was paid on November 26, 2018, to stockholders of record as of the close of business on November 2, 2018.

Asset Quality
Nonperforming loans and leases were $15.5 million at the end of the fourth quarter of 2018, or 0.34% of loans and leases receivable, compared with $18.3 million at the end the prior quarter, or 0.40% of loans and leases receivable. Also during the quarter, criticized loans decreased by 17.6% to $58.7 million from $71.3 million from the end of the prior quarter. Loans and leases 30 to 89 days past due and still accruing were 0.23% of loans and leases receivable at the end of the fourth quarter of 2018, compared with 0.15% at the end of the third quarter. The increase was primarily due to a delay in remittance of payments from a servicer resulting in administrative delinquency.

Nonperforming assets were $16.2 million at the end of the fourth quarter of 2018, or 0.29% of assets, compared with $19.2 million, or 0.35% of assets at the end of the prior quarter.

Gross charge-offs for the fourth quarter of 2018 were $3.8 million compared with $1.2 million for the preceding quarter. Recoveries of previously charged-off loans for the fourth quarter of 2018 were $1.0 million compared with $0.9 million for the preceding quarter. As a result, there were net charge offs of $2.7 million for the fourth quarter of 2018, compared with net charge offs of $342,000 for the preceding quarter. For the fourth quarter of 2018, net charge offs represented 0.24% of average loans and leases compared to net charge offs of 0.03% for the preceding quarter. The increase in net charge offs was primarily due to a $2.1 million loan charged-off during the quarter, which carried specific reserves of $2.0 million that were assigned two years ago.

The allowance for loan and lease losses was $32.0 million as of December 31, 2018, generating an allowance for loan and lease losses to loans and leases of 0.70% compared with 0.69% in the prior quarter.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-18	Q4-18
	2018	2018	2018	2018	2017	vs. Q3-18	vs. Q4-17
Asset Quality
Nonperforming assets:
Nonaccrual loans and leases	$15,525	$18,283	$15,804	$15,345	$15,805	$(2,758)	$(280)
Loans and leases 90 days or more past due and still accruing	4	-	-	17	-	4	4
Nonperforming loans and leases	15,529	18,283	15,804	15,362	15,805	(2,754)	(276)
Other real estate, net	663	877	280	1,660	1,946	(214)	(1,283)
Nonperforming assets	$16,192	$19,160	$16,084	$17,022	$17,751	$(2,968)	$(1,559)

Delinquent loan and leases:
Loans and leases, 30 to 89 days past due and still accruing	$10,674	$6,901	$9,089	$7,270	$8,666	$3,773	$2,008
Delinquent loans and leases to loans and leases	0.23%	0.15%	0.20%	0.16%	0.20%	0.08	0.03

Allowance for loan and lease losses:
Balance at beginning of period	$31,676	$31,818	$31,777	$31,043	$32,492
Loan and lease loss provision	3,041	200	100	649	220
Net loan charge-offs (recoveries)	2,743	342	59	(85)	1,669
Balance at end of period	$31,974	$31,676	$31,818	$31,777	$31,043

Asset quality ratios:
Nonperforming loans and leases to loans and leases	0.34%	0.40%	0.35%	0.35%	0.37%
Nonperforming assets to assets	0.29%	0.35%	0.30%	0.32%	0.34%
Net loan and lease charge-offs (recoveries) to average loans and leases (1)	0.24%	0.03%	0.01%	-0.01%	0.16%
Allowance for loan and lease losses to loans and leases	0.70%	0.69%	0.70%	0.72%	0.72%
Allowance for loan and lease losses to nonperforming loans and leases	205.90%	173.25%	201.33%	206.85%	196.41%

Allowance for off-balance sheet items:
Balance at beginning of period	$1,357	$1,357	$1,323	$1,296	$915
Provision (income) for off-balance sheet items	82	-	34	27	381
Balance at end of period	$1,439	$1,357	$1,357	$1,323	$1,296

(1) Annualized

Corporate Developments
In August 2018, Hanmi announced that its Board of Directors authorized a stock repurchase program of up to 5%, or 1.6 million shares, of its outstanding common stock. As of December 31, 2018, Hanmi completed the authorized share repurchase at an average price of $22.57 for an aggregate investment of approximately $36.1 million.

Conference Call
Management will host a conference call today, January 15, 2019 at 2:00 p.m. PT (5:00 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877-407-9039 before 2:00 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 39 full-service branches and 9 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, litigation, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; adequacy of our allowance for loan and lease losses; credit quality and the effect of credit quality on our provision for loan and lease losses and allowance for loan and lease losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Richard Pimentel
Senior Vice President & Corporate Finance Officer
213-427-3191

Lasse Glassen
Investor Relations
Addo Investor Relations
310-829-5400

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	December 31,	September 30,	Percentage	December 31,	Percentage
	2018	2018	Change	2017	Change
Assets
Cash and due from banks	$155,376	$159,617	-2.7%	$153,826	1.0%
Securities available for sale, at fair value	574,908	572,236	0.5%	578,804	-0.7%
Loans held for sale, at the lower of cost or fair value	9,390	4,455	110.8%	6,394	46.9%
Loans and leases receivable, net of allowance for loan and lease losses	4,568,566	4,551,207	0.4%	4,273,415	6.9%
Accrued interest receivable	13,331	13,646	-2.3%	12,770	4.4%
Premises and equipment, net	27,752	28,552	-2.8%	26,655	4.1%
Customers' liability on acceptances	173	1,265	-86.3%	803	-78.5%
Servicing assets	8,520	8,878	-4.0%	10,218	-16.6%
Goodwill and other intangible assets, net	12,182	12,273	-0.7%	12,544	-2.9%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	51,661	51,372	0.6%	50,554	2.2%
Prepaid expenses and other assets	63,975	67,156	-4.7%	68,117	-6.1%
Total assets	$5,502,219	$5,487,042	0.3%	$5,210,485	5.6%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,284,530	$1,313,777	-2.2%	$1,312,274	-2.1%
Interest-bearing	3,462,705	3,300,645	4.9%	3,036,380	14.0%
Total deposits	4,747,235	4,614,422	2.9%	4,348,654	9.2%
Accrued interest payable	11,379	8,153	39.6%	5,309	114.3%
Bank's liability on acceptances	173	1,265	-86.3%	803	-78.5%
Borrowings	55,000	160,000	-65.6%	150,000	-63.3%
Subordinated debentures	117,808	117,670	0.1%	117,270	0.5%
Accrued expenses and other liabilities	18,056	17,784	1.5%	25,972	-30.5%
Total liabilities	4,949,651	4,919,294	0.6%	4,648,008	6.5%

Stockholders' equity:
Common stock	33	33	0.0%	33	0.0%
Additional paid-in capital	569,712	568,861	0.1%	565,627	0.7%
Accumulated other comprehensive (loss) income	(6,079)	(11,295)	-46.2%	(1,869)	225.3%
Retained earnings	97,539	93,768	4.0%	70,575	38.2%
Less treasury stock	(108,637)	(83,619)	29.9%	(71,889)	51.1%
Total stockholders' equity	552,568	567,748	-2.7%	562,477	-1.8%
Total liabilities and stockholders' equity	$5,502,219	$5,487,042	0.3%	$5,210,485	5.6%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	December 31,	September 30,	Percentage	December 31,	Percentage
	2018	2018	Change	2017	Change
Interest and dividend income:
Interest and fees on loans and leases	$57,947	$56,361	2.8%	$52,176	11.1%
Interest on securities	3,278	3,238	1.2%	3,194	2.6%
Dividends on FHLB stock	555	286	94.1%	289	92.0%
Interest on deposits in other banks	179	151	18.5%	125	43.2%
Total interest and dividend income	61,959	60,036	3.2%	55,784	11.1%
Interest expense:
Interest on deposits	14,139	11,694	20.9%	7,402	91.0%
Interest on borrowings	420	1,264	-66.8%	363	15.7%
Interest on subordinated debentures	1,754	1,749	0.3%	1,676	4.7%
Total interest expense	16,313	14,707	10.9%	9,441	72.8%
Net interest income before provision for loan and lease losses	45,646	45,329	0.7%	46,343	-1.5%
Loan and lease loss provision	3,041	200	1420.5%	220	1282.3%
Net interest income after provision for loan and lease losses	42,605	45,129	-5.6%	46,123	-7.6%
Noninterest income:
Service charges on deposit accounts	2,648	2,513	5.4%	2,729	-3.0%
Trade finance and other service charges and fees	1,167	1,128	3.5%	1,047	11.5%
Gain on sale of Small Business Administration ("SBA") loans	983	1,114	-11.8%	2,056	-52.2%
Servicing income	630	673	-6.4%	563	11.9%
Bank-owned life insurance income	288	285	1.1%	285	1.1%
Disposition gains on Purchased Credit Impaired ("PCI") loans	-	21	-100.0%	91	-100.0%
Net gain (loss) on sales of securities	-	19	-100.0%	275	-100.0%
Other operating income	584	462	26.4%	637	-8.3%
Total noninterest income	6,300	6,215	1.4%	7,683	-18.0%
Noninterest expense:
Salaries and employee benefits	15,845	17,436	-9.1%	17,270	-8.3%
Occupancy and equipment	4,105	3,685	11.4%	3,997	2.7%
Data processing	1,894	1,745	8.5%	1,812	4.5%
Professional fees	1,969	1,626	21.1%	1,552	26.9%
Supplies and communications	797	805	-1.0%	778	2.4%
Advertising and promotion	1,316	814	61.7%	988	33.2%
Other real estate owned expense (income)	(378)	(441)	-14.3%	(100)	278.0%
Merger and integration costs	-	466	-100.0%	-	-
Other operating expenses	3,751	2,872	30.6%	2,961	26.7%
Total noninterest expense	29,299	29,008	1.0%	29,258	0.1%
Income before provision for income taxes	19,607	22,336	-12.2%	24,548	-20.1%
Provision for income taxes	8,222	6,255	31.4%	13,048	-37.0%
Net income	$11,385	$16,081	-29.2%	$11,500	-1.0%

Basic earnings per share:	$0.37	$0.50		$0.36
Diluted earnings per share:	$0.37	$0.50		$0.36

Weighted-average shares outstanding:
Basic	30,681,980	32,155,132		32,109,792
Diluted	30,757,398	32,275,277		32,299,838
Common shares outstanding	30,928,437	32,087,236		32,431,627

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Twelve Months Ended
	December 31,	December 31,	Percentage
	2018	2017	Change
Interest and dividend income:
Interest and fees on loans	$219,590	$195,790	12.2%
Interest on securities	12,817	11,850	8.2%
Dividends on FHLB stock	1,413	1,232	14.7%
Interest on deposits in other banks	577	449	28.5%
Total interest and dividend income	234,397	209,321	12.0%
Interest expense:
Interest on deposits	43,080	26,089	65.1%
Interest on borrowings	3,379	1,077	213.7%
Interest on subordinated debentures	6,925	5,353	29.4%
Total interest expense	53,384	32,519	64.2%
Net interest income before provision for loan and lease losses	181,013	176,802	2.4%
Loan and lease loss provision	3,990	831	380.1%
Net interest income after provision for loan and lease losses	177,023	175,971	0.6%
Noninterest income:
Service charges on deposit accounts	10,000	10,396	-3.8%
Trade finance and other service charges and fees	4,616	4,495	2.7%
Gain on sale of Small Business Administration ("SBA") loans	4,954	8,734	-43.3%
Servicing income	2,385	2,631	-9.4%
Bank-owned life insurance income	1,107	1,113	-0.5%
Disposition gains on Purchased Credit Impaired ("PCI") loans	166	1,792	-90.7%
Net gain (loss) on sales of securities	(341)	1,748	-119.5%
Other operating income	1,633	2,506	-34.8%
Total noninterest income	24,520	33,415	-26.6%
Noninterest expense:
Salaries and employee benefits	69,435	67,944	2.2%
Occupancy and equipment	15,944	15,740	1.3%
Data processing	6,870	6,960	-1.3%
Professional fees	6,178	5,464	13.1%
Supplies and communications	3,003	2,912	3.1%
Advertising and promotion	4,041	3,952	2.2%
Other real estate owned expense (income)	(493)	302	-263.3%
Merger and integration costs	846	(40)	-2214.8%
Other operating expenses	11,749	10,868	8.1%
Total noninterest expense	117,573	114,102	3.0%
Income before provision for income taxes	83,970	95,284	-11.9%
Income tax expense	26,102	40,624	-35.7%
Net income	$57,868	$54,660	5.9%

Basic earnings per share:	$1.80	$1.70
Diluted earnings per share:	$1.79	$1.69

Weighted-average shares outstanding:
Basic	31,924,863	32,071,585
Diluted	32,051,333	32,249,918
Common shares outstanding	30,928,437	32,431,627

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans and leases receivable (1)	$4,544,722	$57,946	5.06%	$4,551,284	$56,361	4.91%	$4,227,259	$52,176	4.90%
Securities (2)	581,550	3,442	2.37%	589,939	3,408	2.31%	611,181	3,619	2.37%
FHLB stock	16,385	555	13.44%	16,385	286	6.93%	16,385	289	7.00%
Interest-bearing deposits in other banks	34,301	179	2.07%	30,368	151	1.97%	36,386	125	1.36%
Total interest-earning assets	5,176,958	62,122	4.76%	5,187,976	60,206	4.60%	4,891,211	56,209	4.56%

Noninterest-earning assets:
Cash and due from banks	120,684			124,072			118,230
Allowance for loan and lease losses	(31,005)			(32,172)			(32,469)
Other assets	173,896			173,589			185,994

Total assets	$5,440,533			$5,453,465			$5,162,966

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$89,971	$34	0.15%	$92,090	$36	0.16%	$90,646	$18	0.08%
Money market and savings	1,510,428	5,300	1.39%	1,377,739	4,011	1.16%	1,513,408	3,315	0.87%
Time deposits	1,751,429	8,805	1.99%	1,687,827	7,647	1.80%	1,408,227	4,069	1.15%
Total interest-bearing deposits	3,351,828	14,139	1.67%	3,157,656	11,694	1.47%	3,012,281	7,402	0.97%
Borrowings	65,217	420	2.56%	240,054	1,264	2.09%	119,946	363	1.20%
Subordinated debentures	117,728	1,754	5.94%	117,584	1,749	5.92%	117,198	1,676	5.70%
Total interest-bearing liabilities	3,534,773	16,313	1.83%	3,515,294	14,707	1.66%	3,249,425	9,441	1.15%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,305,860			1,323,688			1,321,182
Other liabilities	29,462			29,846			30,482
Stockholders' equity	570,438			584,637			561,877

Total liabilities and stockholders' equity	$5,440,533			$5,453,465			$5,162,966

Net interest income (tax equivalent basis)		$45,809			$45,499			$46,768

Cost of deposits			1.20%			1.04%			0.68%
Net interest spread (taxable equivalent basis)			2.93%			2.94%			3.41%
Net interest margin (taxable equivalent basis)			3.51%			3.48%			3.79%

(1) Includes loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Twelve Months Ended
	December 31, 2018			December 31, 2017
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans and leases receivable (1)	$4,456,202	$219,590	4.93%	$4,039,346	$195,790	4.85%
Securities (2)	587,916	13,528	2.30%	583,971	13,771	2.36%
FHLB stock	16,385	1,413	8.62%	16,385	1,232	7.52%
Interest-bearing deposits in other banks	31,478	577	1.83%	40,333	449	1.11%
Total interest-earning assets	5,091,981	235,108	4.62%	4,680,035	211,242	4.51%

Noninterest-earning assets:
Cash and due from banks	122,925			116,716
Allowance for loan and lease losses	(31,880)			(33,277)
Other assets	174,939			188,992

Total assets	$5,357,965			$4,952,466

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$91,495	$106	0.12%	$93,184	$74	0.08%
Money market and savings	1,444,674	16,182	1.12%	1,495,378	12,515	0.84%
Time deposits	1,609,403	26,792	1.66%	1,322,352	13,500	1.02%
Total interest-bearing deposits	3,145,572	43,080	1.37%	2,910,914	26,089	0.90%
Borrowings	174,452	3,379	1.94%	119,041	1,077	0.90%
Subordinated debentures	117,524	6,925	5.88%	95,811	5,353	5.57%
Total interest-bearing liabilities	3,437,548	53,384	1.55%	3,125,766	32,519	1.04%

Noninterest-bearing liabilities:
Demand deposits: noninterest-bearing	1,315,473			1,249,158
Other liabilities	30,180			29,407
Stockholders' equity	574,764			548,135

Total liabilities and stockholders' equity	$5,357,965			$4,952,466

Net interest income (tax equivalent basis)		$181,724			$178,723

Cost of deposits			0.97%			0.63%
Net interest spread (taxable equivalent basis)			3.07%			3.47%
Net interest margin (taxable equivalent basis)			3.57%			3.82%

(1) Includes loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	December 31,	September 30,	June 30,	March 31,	December 31,
Hanmi Financial Corporation	2018	2018	2018	2018	2017
Assets	$5,502,219	$5,487,042	$5,415,202	$5,305,641	$5,210,485
Less goodwill and other intangible assets	(12,182)	(12,273)	(12,363)	(12,454)	(12,544)
Tangible assets	$5,490,037	$5,474,769	$5,402,839	$5,293,187	$5,197,941

Stockholders' equity	$552,568	$567,748	$571,707	$564,278	$562,477
Less goodwill and other intangible assets	(12,182)	(12,273)	(12,363)	(12,454)	(12,544)
Tangible stockholders' equity	$540,386	$555,475	$559,344	$551,824	$549,933

Stockholders' equity to assets	10.04%	10.35%	10.56%	10.64%	10.80%
Tangible common equity to tangible assets	9.84%	10.15%	10.35%	10.43%	10.58%

Common shares outstanding	30,928,437	32,087,236	32,513,518	32,502,658	32,431,627
Tangible common equity per common share	$17.47	$17.31	$17.20	$16.98	$16.96